UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2010

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Senomyx,” “we,” “us” and “our” refer to Senomyx, Inc.

Item 8.01  Other Events.

On February 12, 2010, we entered into an equity underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 7,142,857 shares of our common stock, par value $0.001 per share.  The price to the public in this offering is $2.80 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $2.632 per share.  The net proceeds to Senomyx from this offering are expected to be approximately $18.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.  The offering is expected to close on or about February 18, 2010, subject to customary closing conditions.  In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,071,428 shares of common stock to cover over-allotments, if any.

The offering is being made pursuant to Senomyx’s effective registration statement on Form S-3 (Registration Statement No. 333-152838) previously filed with the Securities and Exchange Commission and a prospectus supplement.  The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.  A copy of the opinion of Cooley Godward Kronish LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 12, 2010

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/s/ DAVID B. BERGER
David B. Berger
Vice President, General Counsel and
Corporate Secretary

Date: February 12, 2010

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 12, 2010

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)